SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) December 31, 2001
                     ---------------------------------------

                         Mirant Americas Generation, LLC
             (Exact name of registrant as specified in its charter)

--------------------------------------------------------------------------------

       Delaware                                               51-039052
--------------------------------------------------------------------------------
(State or other jurisdiction    (Commission File    (IRS Employer Identification
    of incorporation)                Number)                 No.)


    1155 Perimeter Center West Suite 100, Atlanta, Georgia            30338
--------------------------------------------------------------------------------
           (Address of principal executive offices)                 (Zip Code)


Registrant's telephone number, including area code              (678) 579-5000
                                                  ------------------------------


                                       N/A
--------------------------------------------------------------------------------
              (Former name or former  address,  if  changed  since
                                 last report.)

     Item 5. Attached as Exhibit 99.1 are the audited financial statements of Mirant Americas Generation, LLC and its subsidiaries for the year ended December 31, 2001.

Item 7.         Financial Statements and Exhibits

     Exhibits (c)

Exhibit No.        Exhibit Name

99.1          Financial Statements and Related Notes

                                  Exhibit 99.1
                          INDEX TO FINANCIAL STATEMENTS

                MIRANT AMERICAS GENERATION, LLC AND SUBSIDIARIES

                                                                            Page
                                                                         -----
Report of Independent Public Accountants.............................     F-2
Consolidated Balance Sheets as of December 31, 2001 and 2000.........     F-3
Consolidated Statements of Income for the Years Ended
  December 31, 2001, 2000 and 1999...................................     F-5
Consolidated Statements of Member's Equity for the
  Years Ended December 31, 2001, 2000 and 1999.......................     F-6
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2001, 2000 and 1999...................................     F-7
Notes to Consolidated Financial Statements...........................     F-8

                    Report of Independent Public Accountants

To Mirant Americas Generation, LLC:

     We have audited the accompanying consolidated balance sheets of MIRANT AMERICAS GENERATION, LLC (a Delaware limited liability company, formerly Mirant Americas Generation, Inc. and Southern Energy North America Generating, Inc.) AND SUBSIDIARIES as of December 31, 2001 and 2000, and the related consolidated statements of income, member's equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mirant Americas Generation, LLC and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

     As explained in Note 1 to the consolidated financial statements, effective January 1, 2001, Mirant Americas Generation, LLC and subsidiaries changed their method of accounting for derivative and hedging instruments.

/s/ Arthur Andersen LLP

Atlanta, Georgia
February 22, 2002

                MIRANT AMERICAS GENERATION, LLC AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000
                                  (In Millions)

ASSETS:                                                                                2001                  2000
                                                                                ------------------  ---------------------
Current Assets:
Cash and cash equivalents (Note 1)                                                $    15                $    83
Receivables:
  Customer accounts                                                                    14                     24
  Affiliates, less provision for uncollectibles
    of $123 and $50 for 2001 and 2000, respectively                                   282                    599
  Notes receivable from affiliates (Note 4)                                           253                     48
Assets from risk management activities (Notes 1 and 7)                                125                      -
Derivative hedging instruments (Notes 1, 2 and 7)                                     296                      -
Fuel stock (Note 1)                                                                    87                     50
Materials and supplies (Note 1)                                                        67                     79
Deferred income taxes (Note 6)                                                        102                     78
Prepayments                                                                           200                     70
Other                                                                                  62                      6
                                                                                ------------------  ---------------------
    Total current assets                                                            1,503                  1,037
                                                                                ------------------  ---------------------

Property, Plant and Equipment:
Property, plant and equipment (Notes 1 and 3)                                       2,774                  2,572
Less accumulated provision for depreciation                                          (202)                   (92)
                                                                                ------------------  ---------------------
                                                                                    2,572                  2,480
Construction work in progress                                                         462                    218
                                                                                ------------------  ---------------------
    Total property, plant and equipment, net                                        3,034                  2,698
                                                                                ------------------  ---------------------

Noncurrent Assets:
Notes receivable from affiliates (Note 4)                                             223                    223
Goodwill, net of accumulated amortization
    of $57 and $17 for 2001 and 2000, respectively (Note 1)                         1,377                  1,555
Other intangible assets, net of accumulated amortization
    of $57 and $34 for 2001 and 2000, respectively (Note 1)                           742                    635
Assets from risk management activities (Notes 1 and 7)                                  8                      -
Derivative hedging instruments (Notes 1, 2 and 7)                                      99                      -
Other, less provision for uncollectibles of $43 and
    $ 0 for 2001 and 2000, respectively (Note 8)                                       51                     23
                                                                                ------------------  ---------------------
    Total noncurrent assets                                                         2,500                  2,436
                                                                                ------------------  ---------------------
    Total assets                                                                  $ 7,037                $ 6,171
                                                                                ==================  =====================





     The accompanying notes are an integral part of these consolidated balance sheets.


                MIRANT AMERICAS GENERATION, LLC AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000
                                  (In Millions)

LIABILITIES AND MEMBER'S EQUITY:                                                      2001                2000
                                                                                ------------------  ---------------------
Current Liabilities:
Accounts payable                                                                    $   124            $     89
Payable to affiliates (Note 4)                                                          167                 496
Notes payable                                                                             -                 945
Notes payable to affiliates (Note 4)                                                    333                   -
Liabilities from risk management activities (Notes 1 and 7)                             141                   -
Derivative hedging instruments (Note 1, 2 and 7)                                        252                   -
Revenues subject to refund (Note 8)                                                     243                 150
Other                                                                                    58                  59
                                                                                ------------------  ---------------------
    Total current liabilities                                                         1,318               1,739
                                                                                ------------------  ---------------------

Noncurrent Liabilities:
Notes payable (Note 5)                                                                2,567               1,450
Deferred income taxes (Note 6)                                                          157                 175
Liabilities from risk management activities (Notes 1 and 7)                               9                   -
Derivative hedging instruments (Notes 1, 2 and 7)                                        54                   -
Other                                                                                     7                   5
                                                                                ------------------  ---------------------
    Total noncurrent liabilities                                                      2,794               1,630
                                                                                ------------------  ---------------------

Commitments and Contingent Matters (Note 8)

Member's Equity:
Member's interest                                                                     2,969               2,820
Deferred contract with affiliate (Note 4)                                               (91)                  -
Retained earnings (accumulated deficit)                                                 108                 (18)
Accumulated other comprehensive loss (Note 2)                                           (61)                  -
                                                                                ------------------  ---------------------
    Total member's equity                                                             2,925               2,802
                                                                                ------------------  ---------------------
    Total liabilities and member's equity                                           $ 7,037            $  6,171
                                                                                ==================  =====================





     The accompanying notes are an integral part of these consolidated balance sheets.

                MIRANT AMERICAS GENERATION, LLC AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                                  (In Millions)



                                                              2001         2000          1999
                                                         ------------ ------------ -------------
Operating Revenues                                           $ 5,098      $ 2,283      $    689
                                                         ------------ ------------ -------------

Operating Expenses:
Cost of fuel and electricity                                   3,380        1,358           357
Maintenance (Note 1)                                              96           68            35
Depreciation and amortization                                    173           82            57
Selling, general and administrative                              656          285            70
Taxes other than income taxes                                    104           68            35
Other                                                            236           74            35
                                                         ------------ ------------ -------------
  Total operating expenses                                     4,645        1,935           589
                                                         ------------ ------------ -------------
Operating Income                                                 453          348           100
                                                         ------------ ------------ -------------
Other Income (Expense), net:
Interest income                                                   39            6             5
Interest expense (Note 5)                                       (194)         (99)          (67)
Gain from insurance proceeds                                       9            -            30
Other, net                                                         7            9             -
                                                         ------------ ------------ -------------
  Total other expense, net                                      (139)         (84)          (32)
                                                         ------------ ------------ -------------
Income Before Income Taxes                                       314          264            68
(Benefit from) Provision for
     Income Taxes (Note 6)                                       (33)         106            27
                                                         ------------ ------------ -------------
Net Income                                                   $   347      $   158      $     41
                                                         ============ ============ =============








     The  accompanying   notes  are  an  integral  part  of  these  consolidated
statements.

                MIRANT AMERICAS GENERATION, LLC AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF MEMBER'S EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                                  (In Millions)

                                                                             Retained        Accumulated
                                                            Deferred         Earnings           Other
                                            Member's        Contract       (Accumulated     Comprehensive      Comprehensive
                                            Interest     With Affiliate      Deficit)           Loss               Income
                                          ------------- ----------------- --------------- ------------------ -------------------
Balance, January 1, 1999                    $   275          $   -            $   6           $   -
   Net income                                     -              -               41               -                $  41
                                                                                                             -------------------
   Comprehensive income                                                                                            $  41
                                                                                                             ===================
   Distributions                                  -              -              (42)              -
   Capital contributions                        750              -                -               -
                                          ------------- ----------------- --------------- ------------------
Balance, December 31, 1999                    1,025              -                5               -
   Net income                                     -              -              158               -                $ 158
                                                                                                             -------------------
   Comprehensive income                                                                                            $ 158
                                                                                                             ===================
   Distributions                                  -              -             (181)              -
   Capital contributions                      1,795              -                -               -
                                          ------------- ----------------- --------------- ------------------
Balance, December 31, 2000                    2,820              -              (18)              -
   Net income                                     -              -              347               -                $ 347
   Other comprehensive loss                       -              -                -             (61)                 (61)
                                                                                                             -------------------
   Comprehensive income                                                                                            $ 286
                                                                                                             ===================
   Dividends                                      -              -             (221)              -
   Capital contributions                         39              -                -               -
   Capital contribution under
       deferred contract with affiliate         120           (120)               -               -
   Deferred tax liability related to
       deferred contract with affiliate         (10)             -                -               -
   Amortization of deferred contract
       with affiliate                             -             29                -               -
                                          ------------- ----------------- --------------- ------------------
Balance, December 31, 2001                  $ 2,969          $ (91)           $ 108           $ (61)
                                          ============= ================= =============== ==================


     The  accompanying   notes  are  an  integral  part  of  these  consolidated
statements.

                MIRANT AMERICAS GENERATION, LLC AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                                  (In Millions)

                                                                            2001           2000           1999
                                                                       --------------- -------------- -------------
Cash Flows from Operating Activities:
Net income                                                                $   347        $   158        $   41
                                                                       --------------- -------------- -------------
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization                                               173             82            57
  Risk management activities, net                                              17              -             -
  Deferred income taxes                                                      (167)           (23)           22
  Deferred contract with affiliate                                             29              -             -
  Other, net                                                                    2              -             -
  Changes in certain assets and liabilities, excluding effects from acquisitions:
    Accounts receivable and receivables from affiliates, net                  323           (457)         (141)
    Inventory                                                                 (44)            14           (33)
    Accounts payable and accrued liabilites                                  (123)           462           (10)
    Other, net                                                               (119)             5           (42)
                                                                     --------------- -------------- -------------
      Total adjustments                                                        91             83          (147)
                                                                     --------------- -------------- -------------
      Net cash provided by (used in) operating activities                     438            241          (106)
                                                                     --------------- -------------- -------------

Cash Flows from Investing Activities:
Capital expenditures                                                         (466)          (225)         (232)
Cash paid for acquisitions                                                      -           (917)       (1,343)
Proceeds received from the sale of materials and supplies                      12             18             -
Notes receivable from affiliates, net                                        (205)          (271)            -
Property insurance proceeds                                                    13             27             4
                                                                     --------------- -------------- -------------
      Net cash used in investing activities                                  (646)        (1,368)       (1,571)
                                                                     --------------- -------------- -------------

Cash Flows from Financing Activities:
Capital contributions                                                          39            255           750
Payment of distributions                                                     (221)          (181)          (42)
Proceeds from issuance of debt                                              2,678          1,105         1,290
Repayment of debt                                                          (2,679)             -             -
Proceeds from issuance of debt from affiliate                                 498              -             -
Repayment of debt to affiliate                                               (175)             -          (290)
                                                                     --------------- -------------- -------------
      Net cash provided by financing activities                               140          1,179         1,708
                                                                     --------------- -------------- -------------
Net (Decrease) Increase in Cash and Cash Equivalents                          (68)            52            31
Cash and Cash Equivalents, beginning of year                                   83             31             -
                                                                     --------------- -------------- -------------
Cash and Cash Equivalents, end of year                                    $    15        $    83 $          31
                                                                     =============== ============== =============
Supplemental Cash Flow Disclosures:
Cash paid for interest, net of amounts capitalized                        $   131        $    89        $    9
                                                                     =============== ============== =============
Cash paid for income taxes, net                                           $   199        $    60        $   13
                                                                     =============== ============== =============
Noncash Financing Activities:
Capital contributions under deferred contract with affiliate              $   120        $     -        $    -
                                                                     =============== ============== =============
Deferred tax liability related to deferred contract with affiliate        $   (10)       $     -        $    -
                                                                     =============== ============== =============
Capital contribution                                                      $     -        $ 1,540        $    -
                                                                     =============== ============== =============
Business Acquisitions:
Fair value of assets acquired                                             $     -        $ 2,591        $1,358
Less cash paid                                                                  -            917         1,343
                                                                     --------------- -------------- -------------
      Liabilities assumed                                                 $     -        $ 1,674        $   15
                                                                     =============== ============== =============


     The  accompanying   notes  are  an  integral  part  of  these  consolidated
statements.

                Mirant Americas Generation, LLC and Subsidiaries
                   Notes to Consolidated Financial Statements
                        December 31, 2001, 2000 and 1999

1.     Accounting and Reporting Policies

General

     Mirant Americas Generation, LLC (formerly Mirant Americas Generating, Inc. and Southern Energy North America Generating, Inc.) and subsidiaries (collectively, the "Company" or "Mirant Americas Generation") was formed in May 1999. In the same year, all assets and liabilities of Mirant State Line Ventures, Inc. (purchased from Commonwealth Edison in December 1997), Mirant New England Investments, Inc. (purchased from Commonwealth Energy System and Eastern Utilities Associates in December 1998), Mirant New York (purchased from Orange and Rockland Utilities, Inc. and Consolidated Edison Company of New York in June
1999), Mirant California Investments, Inc., (the assets of which were purchased from Pacific Gas and Electric Company in April 1999), were merged with and into Mirant Americas Generation in a common control reorganization. Mirant Americas Generation is a direct wholly owned subsidiary of Mirant Americas, Inc. ("Mirant Americas") and is an indirect wholly owned subsidiary of Mirant Corporation ("Mirant").

     Mirant Americas Generation is engaged in the development and operation of domestic nonregulated power generation facilities.

Conversion to a Limited Liability Company

     Effective November 1, 2001, the Company changed its form of organization from a corporation to a limited liability company. Therefore, the Company's legal name changed to Mirant Americas Generation, LLC, from Mirant Americas Generation, Inc. (Note 6). Under the terms of its limited liability company agreement, Mirant Americas Generation, LLC will exist indefinitely.

Basis of Presentation

     The consolidated financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States ("United States GAAP"). The accompanying financial statements have not been prepared in accordance with Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation." This pronouncement, under which most rate-regulated United States electric utilities report financial statements, applies to entities that are subject to cost-based rate regulation. By contrast, Mirant Americas Generation's operating subsidiaries are not subject to cost-based rate regulation, and therefore, the provisions of SFAS No. 71 do not apply.

     The financial statements include the accounts of Mirant Americas Generation and its wholly owned subsidiaries. Certain prior year amounts have been reclassified to conform with the current year financial statement presentation. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with United States GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

     Revenues derived from power generation are recognized upon output, product delivery, or satisfaction of specific targets, all as specified by contractual terms. Gains and losses related to financial instruments for hedging activities are recognized in the same period as the settlement of underlying physical transactions. Effective January 1, 2001, pursuant to the adoption of SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," financial instruments that do not meet hedge accounting criteria are accounted for by recording these instruments at fair value upon contract execution. The net changes in their fair values are recognized as operating revenues in the period of change. The unrealized gains and losses are recorded as assets and liabilities from risk management activities in the 2001 consolidated balance sheet.

     Effective August 1, 2001, Mirant Mid-Atlantic, LLC ("Mirant Mid-Atlantic"), an indirect wholly owned subsidiary of Mirant Americas Generation, entered into a fixed rate power purchase agreement with Mirant Americas Energy Marketing, L.P. ("Mirant Americas Energy Marketing"), an indirect wholly owned subsidiary of Mirant, for Mirant Mid-Atlantic's capacity and energy with pricing favorable to Mirant Mid-Atlantic when compared to projected market prices on the date of the agreement. Mirant Mid-Atlantic reduces its operating revenue recognized under this agreement by the favorable variance, through 2002 based on the proportion of volume delivered to the expected minimum delivery through 2002 (Note 4).

Rental Expense

     Rent expense related to the Company's operating leases is recognized on a straight-line basis over the terms of the leases. Rent expense is included in other operating expenses in the accompanying consolidated statements of income.

Concentration of Revenues and Credit Risk

     Under its agreements with Mirant Americas Energy Marketing, the Company retains the ultimate credit risk from the sales that Mirant Americas Energy Marketing engages in on its behalf. During the year ended December 31, 2001, approximately 62% of the Company's revenues were attributable to sales in the California market, as compared to approximately 60% for the same period in 2000.

     As of December 31, 2001, the California Department of Water Resources ("DWR"), Mirant and Mirant Potomac River, LLC ("Mirant Potomac River"), a direct wholly owned subsidiary of Mirant, owed Mirant Americas Generation $338 million (includes accounts receivable and open contract positions), $253 million and $152 million, respectively, each representing more than 10% of Mirant Americas Generation's total credit exposure. The DWR exposure is not currently supported by the state of California's credit and is subject to the risk that the California State Legislature will not adequately appropriate funds to support the DWR's obligations with respect to its contracts with Mirant Americas Generation. The Company's total credit exposure is computed as total accounts and notes receivable, adjusted for risk management and derivative hedging activities, netted where appropriate.


Cash and Cash Equivalents

     Mirant Americas Generation considers all short-term investments with an original maturity of three months or less to be cash equivalents. The Company participates in Mirant's cash management program whereby any excess funds are transferred to Mirant under a note agreement which is due on demand; any amounts advanced to Mirant under this program are classified as notes receivable from affiliates on the consolidated balance sheet (Note 4).

Fuel Stock and Materials and Supplies

     Fuel stock consists primarily of fuel oil and coal. Mirant Americas Generation's fuel stock and materials and supplies are reflected at the lower of cost or market and are computed on an average cost basis. Fuel stock is removed from the inventory account once used in production; materials and supplies are removed from the account once used for repairs, maintenance or capital projects.

Property, Plant, and Equipment

     Property, plant, and equipment and construction work in progress are recorded at cost to the Company, which includes materials, labor, appropriate administrative and general costs and the interest cost of funding construction. The cost of routine maintenance and repairs, such as inspections and corrosion removal, and the replacement of minor items of property, as defined in the Company's policy, are charged to expense as incurred. Certain expenditures incurred during a major maintenance outage are capitalized, including the replacement of major component parts and labor and overhead incurred to install the parts.

     Depreciation of the recorded cost of depreciable property, plant and equipment is provided by using primarily composite straight-line rates (Note 3).

     Upon the retirement or sale of assets, the cost of such assets and the related accumulated depreciation are removed from the balance sheet. No gain or loss is recognized for ordinary retirements in the normal course of business since the composite depreciation rates used by Mirant Americas Generation take into account the effect of interim retirements.

Long-Lived Assets and Intangibles

     Mirant Americas Generation records goodwill for the difference between the excess of the purchase price over the net of the fair values of the separately identified assets and liabilities. Goodwill is amortized on a straight-line basis over a period between 30 and 40 years. Mirant Americas Generation recognizes specifically identifiable intangibles, such as acquired development rights and certain emission allowances obtained during an asset acquisition, when specific rights and contracts are acquired. These intangibles are amortized on a straight-line basis over the lesser of their contractual or estimated useful lives, between 10 and 40 years. Mirant Americas Generation evaluates long-lived assets, such as property, plant and equipment, goodwill, and specifically identifiable intangibles, when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. The determination of whether an impairment has occurred is based on an estimate of undiscounted cash flows attributable to the assets, as compared to the carrying value of the assets. If an impairment has occurred, the amount of the impairment recognized is determined by estimating the fair value of the assets and recording a provision for loss if the carrying value is greater than fair value. For assets identified as held for sale, the carrying value is compared to the estimated fair value less cost to sell to determine if an impairment provision is required. Until the assets are disposed of, they are reported at the lower of carrying amount or fair value less cost to sell.

Income Taxes

     Effective November 1, 2001, Mirant Americas Generation, LLC converted to an limited liability company and from that time onward is treated as a partnership for income tax purposes. As such, Mirant Americas is subject to federal and state taxes based on the income and expenses of the Company and the Company is not subject to federal and state income taxation. However, for those subsidiaries of the Company that are subject to federal and state income taxes, the Company uses the liability method for deferred income taxes for all significant income tax temporary differences in accordance with SFAS No.109, "Accounting for Income Taxes."

Comprehensive Income

     Comprehensive income, which includes net income and unrealized gains and losses on certain derivatives that qualify as cash flow hedges, is presented in the accompanying consolidated statements of member's equity. The objective of the statement is to report a measure of all changes in common stock equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners.

Accounting Changes

     Effective January 1, 2001, Mirant Americas Generation adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). The statement requires that certain derivative instruments be recorded in the balance sheet as either assets or liabilities measured at fair value, and that changes in the fair value be recognized currently in earnings, unless specific hedge accounting criteria are met or the transactions are considered normal purchases and sales under SFAS No. 133. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized currently in earnings. If the derivative is designated as a cash flow hedge, the changes in the fair value of the derivative are recorded in other comprehensive income ("OCI") and the gains and losses related to these derivatives are recognized in earnings in the same period as the settlement of the underlying hedged transaction. Any ineffectiveness relating to these hedges is recognized currently in earnings. The assets and liabilities related to derivative instruments for which hedge accounting criteria are met are reflected as derivative hedging instruments in the accompanying consolidated balance sheet at December 31, 2001. The impact of adoption of SFAS No. 133 was immaterial to the Company's income statement (Note 2).

     In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations," ("SFAS No. 141") and SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). These pronouncements significantly change the accounting for business combinations, goodwill and intangible assets. SFAS No. 141 establishes that all business combinations will be accounted for using the purchase method; use of the pooling-of-interests method is no longer allowed. The statement further clarifies the criteria to recognize intangible assets separately from goodwill. The provisions of SFAS No. 141 are effective for all business combinations initiated after June 30, 2001. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and, generally, adopts a non-amortization and periodic impairment-analysis approach to goodwill and indefinitely-lived intangibles. SFAS No. 142 is effective for the Company's 2002 fiscal year or for business combinations initiated after June 30, 2001. Management expects the application of the non-amortization provisions of the statement will result in an increase in net income of approximately $41 million in 2002. As of December 31, 2001, Mirant Americas Generation has an unamortized goodwill balance of $1,377 million. Mirant Americas Generation has not finalized the financial statement impact of either pronouncement.

     In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"). SFAS No. 143 addresses financial accounting and reporting obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The provisions of SFAS No. 143 are effective for the Company's 2003 fiscal year. Mirant Americas Generation has not yet determined the financial statement impact of this pronouncement.

         In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," ("SFAS No. 144") which supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and Accounting Principles Board Opinion No. 30 "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS No. 144 amends accounting and reporting standards for the disposal of segments of a business and addresses various issues related to the accounting for impairments or disposals of long-lived assets (Note 10).

2.  Other Comprehensive Loss

     Other comprehensive loss includes unrealized gains and losses on certain derivatives that qualify as cash flow hedges. The effect of other comprehensive loss is set forth in the accompanying consolidated statement of member's equity.

Components of accumulated other comprehensive loss consisted of the following, net of tax (in millions):


    Balance, December 31, 2000                                         $    -

    Other comprehensive loss for the period:
      Transitional adjustment from adoption of SFAS No. 133,
            net of tax effect of $197                                    (298)
      Change in fair value of derivative instruments,
            net of tax effect of $259                                     368
      Reclassification to earnings, net of tax effect of $59              (84)
      Reclassification of deferred taxes due to conversion
            to an LLC                                                     (47)
                                                                         ------
      Other comprehensive loss                                            (61)
                                                                         ------
      Balance, December 31, 2001                                       $  (61)
                                                                         ======


     Mirant Americas Generation estimates that $9 million ($26 million of commodity hedge gains and $17 million of interest rate hedging losses) of net derivative after-tax gains included in OCI as of December 31, 2001 will be reclassified from OCI into earnings or otherwise settled within the next twelve months as certain forecasted transactions relating to commodity contracts and interest payments are realized.

     The $61 million in accumulated other comprehensive loss at December 31, 2001 includes $132 million in other comprehensive losses associated with interest rate swap breakage costs and $71 million in other comprehensive gains associated with commodity price risk management hedges.

3.    Property, Plant and Equipment

    Property, plant and equipment consisted of the following at December 31, 2001 and 2000 (in millions):

                                                    2001      2000
                                                   ------     ------
           Production...........................  $ 2,657   $ 2,452
           Land.................................      117       120
                                                    -----    ------
                                                  $ 2,774   $ 2,572
                                                   =======   =======

     Production assets are depreciated on a straight-line basis over a period of 10 to 42 years.

     Mirant Americas Generation capitalizes interest on capital invested in projects during the advanced stages of development and the construction period, in accordance with SFAS No. 34, "Capitalization of Interest Costs." The Company determines which debt instruments represent a reasonable measure of the cost of financing construction assets in terms of interest cost incurred that otherwise could have been avoided. These debt instruments and associated interest cost are included in the calculation of the weighted average interest rate used for determining the capitalization rate. Upon commencement of commercial operations of the plant or project, capitalized interest, as a component of the total cost of the plant, is amortized over the estimated useful life of the plant (Note 5).

 4.    Related Party Transactions

Services

     The Company has agreements with Mirant Americas Energy Marketing for the marketing and scheduling of the energy and energy-related services at each of the Mid-Atlantic, New York, California and New England facilities. Additionally, the Company has entered into agreements with Mirant Americas Energy Marketing to fulfill the majority of the fuel requirements at each of these facilities. The agreements provide that Mirant Americas Energy Marketing will pay Mirant
Americas Generation for the actual price received by Mirant Americas Energy Marketing from third parties for the available capacity, energy and ancillary services produced by Mirant Americas Generation or, in the event such energy and ancillary services are used to supply Mirant Americas Energy Marketing's obligations under the Potomac Electric Power Company ("PEPCO") transition power agreements, market prices. However, effective August 1, 2001, Mirant Americas Energy Marketing entered into a fixed rate power purchase agreement for Mirant Mid-Atlantic's capacity and energy for the period from August 1, 2001 through June 30, 2004, extendable through December 31, 2004 at Mirant Americas Energy Marketing's option (see below).

     Mirant Americas Energy Marketing is entitled to a bonus if the revenues received exceed the costs payable to Mirant Americas Energy Marketing, which do not include operation and maintenance expense and lease payments, ("net revenue") by a specified amount. Mirant Americas Generation retains all net revenues up to a specified threshold, and amounts in excess of such threshold are shared between Mirant Americas Generation and Mirant Americas Energy Marketing. The fixed administrative fees and net revenue sharing arrangements for 2001 were as follows:

     o Mid-Atlantic: Mirant Americas Energy Marketing received a fee of $7 million and was entitled to a fee of 50% of the net revenue in excess of $896 million.

     o California: Under amended terms, Mirant Americas Energy Marketing received a fee of $7 million and was entitled to a fee of 75% of the net revenue in excess of $512 million.

     o New England: Mirant Americas Energy Marketing received a fee of $4 million and was entitled to a fee of 50% of the net revenue in excess of $88 million.

     o New York: Mirant Americas Energy Marketing received a fee of $3 million and was entitled to a fee of 50% of the net revenues in excess of $197 million.

     Total administrative service fees paid to Mirant Americas Energy Marketing under the marketing agreements totaled $21 million, $13 million and $17 million for 2001, 2000 and 1999, respectively, and payments made under the revenue sharing arrangements to Mirant Americas Energy Marketing totaled $378 million, $140 million and $0 for 2001, 2000 and 1999, respectively. Amounts paid to Mirant Americas Energy Marketing under the revenue sharing arrangements are included in selling, general and administrative expenses in the accompanying consolidated statements of income. Management believes that the Mirant Americas Energy Marketing agreements provide terms substantially similar to those that would be offered to an independent third party.

     Mirant Americas Energy Marketing charges the Company's subsidiaries, except Mirant Mid-Atlantic (see below) for credit losses associated with market transactions. Accordingly, the Company's subsidiaries retain the risk of collection for amounts due from third parties for transactions entered into by Mirant Americas Energy Marketing in connection with the assets owned and operated by the Company's subsidiaries. Provision for loss is recorded on the Company's books when it is deemed probable that collection will not occur with respect to a specific counterparty receivable. The administrative services and revenue sharing agreements in effect for 2001 will continue in effect for 2002, however, Mirant Americas Energy Marketing and the various Mirant Americas Generation operating subsidiaries are currently negotiating new agreements for 2002 under which Mirant Americas Energy Marketing will continue to market the output and procure fuel, among other services, on behalf of the generation facilities under what is expected to be a cost based arrangement.

     Mirant Services, LLC ("Mirant Services") and Mirant Mid-Atlantic Services, LLC, ("Mid-Atlantic Services") are both subsidiaries of Mirant that are responsible for several general and administrative functions for entities, including Mirant Americas Generation. Mirant Services and Mid-Atlantic Services employ personnel utilized by Mirant Americas Generation and bill Mirant Americas Generation for the full cost of such employees, including salaries, employee benefit plans, payroll taxes and fringe benefits for such employees. During 2001, 2000 and 1999, Mirant Services and Mid-Atlantic Services incurred $140 million, $76 million and $51 million, respectively, on behalf of Mirant Americas Generation and billed these costs to the Company.

Mirant Mid-Atlantic Sales Agreement

     In August 2001, Mirant Americas Energy Marketing entered into a fixed rate power purchase agreement for Mirant Mid-Atlantic's capacity and energy for the period from August 1, 2001 through June 30, 2004, extendable through December 31, 2004 at Mirant Americas Energy Marketing's option. The agreement includes all of the output of the facilities over the agreement term. However, Mirant Americas Energy Marketing had the option to reduce the committed capacity and energy purchases for fiscal 2002, limited to 75% of the total output of the Company's facilities. For 2003 and 2004, Mirant Americas Energy Marketing has the option to purchase up to 100 % (in blocks of 25%) of the total output of the Company's facilities, with no minimum commitment. For 2002, Mirant Americas Energy Marketing has elected to take 100% of the total output of Mirant Mid-Atlantic's facilities. The Company's affiliates, Mirant Potomac River and Mirant Peaker, entered into fixed rate power purchase agreements with Mirant Americas Energy Marketing, on the same terms and effective over the same period as the agreements outlined above. Through the capital contribution agreement between Mirant Mid-Atlantic and Mirant, the cash available from these affiliated companies is paid as a dividend to Mirant, who in turn makes an indirect capital contribution to Mirant Mid-Atlantic for the same amount.

     At the inception date, the pricing of Mirant Americas Energy Marketing's minimum committed capacity and energy purchases over the term of the agreements was favorable to the Company and its affiliates when compared to projected market rates in the PJM. The total value to the Company and its affiliates was approximately $167 million. The amount related specifically to the Mirant Mid-Atlantic owned or leased facilities amounted to $120 million and is reflected as both an addition to member's equity and an offsetting contra equity account on the Company's consolidated balance sheet and statement of member's equity at the inception of the agreements. The Company will reduce the operating revenue recognized under these agreements by the favorable variance noted above, over the contract term based on the proportion of volume delivered to the expected minimum delivery over the remaining contract term. The total amount of operating revenue reductions for the year ended December 31, 2001 was $33 million.

     The  contra  equity  amount is  reduced  as cash is  received  from  Mirant
Americas Energy Marketing over the contract term, with cash being received in the month following the reduction to operating revenue. The total amount of cash received, attributable to the favorable variance, during the year ended December 31, 2001 amounted to $29 million.

 Notes Receivable/Payable with Affiliates

         In February 2000, the Company agreed to extend a non-revolving credit facility for construction activities of a separate affiliate of Mirant in Zeeland, Michigan. Principal was due on demand, or if no demand was made, then on February 29, 2004 with 8.51% interest due quarterly, in arrears. As of December 31, 2000, the amount loaned was $7 million. During 2001, the entire principal balance and outstanding accrued interest were repaid and the credit facility was terminated.

     In July 2000, the Company agreed to extend a non-revolving credit facility for construction activities of a separate affiliate of Mirant in Wrightsville, Arkansas ("Wrightsville"). The commitment of $180 million from the Company was to fund certain payments by Wrightsville of industrial development bonds. Principal was due on demand, or if no demand was made, then on June 1, 2003 with 8.51% interest due quarterly, in arrears. As of December 31, 2000, the amount loaned was $41 million. During 2001, the entire principal balance and outstanding accrued interest were repaid and the credit facility was terminated.

     In December 2000, subsidiaries of Mirant borrowed approximately $223 million from the Company in order to finance their acquisitions of generation assets. Principal is due on December 30, 2028 with 10% interest due semiannually, in arrears, on June 30 and December 30. Any amount not paid when due bears interest thereafter at 12%. Up to $7.9 million per year may be prepaid at the election of the borrower.

     During 2001, the various operating subsidiaries of Mirant Americas Generation entered into separate cash management agreements with Mirant, whereby any excess cash is transferred to Mirant pursuant to a note agreement which is payable upon demand. These advances, which totaled approximately $253 million, are reflected in current notes receivable from affiliates on the accompanying consolidated balance sheet at December 31, 2001. Similarly, Mirant may advance funds to various subsidiaries for working capital purposes; such advances, which totaled approximately $49 million at December 31, 2001, are included in current notes payable to affiliates in the accompanying consolidated balance sheet at December 31, 2001. All notes receivable and payable to or from Mirant are due on demand and accrue interest based on the actual return obtained by Mirant on its investments. The repayment of any advances made by Mirant Americas Generation operating subsidiaries to Mirant is subordinate to the repayment and performance of all obligations of Mirant.

     Also included in current notes payable to affiliates at December 31, 2001 are approximately $284 million in advances from Mirant Americas primarily related to various construction projects. These advances are due on demand, accrue interest at 8.7% with interest due monthly, and are unsecured.

Capital Contribution Agreement

     The purchases of the Potomac River generating facility and the Chalk Point combustion turbines (including the rights and obligations with respect to the

Southern Maryland Electric Cooperative combustion turbine) by Mirant Potomac River and Mirant Peaker, respectively, (Note 9) were funded by a capital contribution from Mirant and loans from Mirant Mid-Atlantic evidenced by notes. Under a capital contribution agreement, Mirant Potomac River and Mirant Peaker will make distributions to Mirant at least once per quarter, if funds are available. Distributions will equal all cash available after taking into account projected cash requirements, including mandatory debt service, prepayments permitted under the Mirant Potomac River and the Mirant Peaker notes, and maintenance reserves, as reasonably determined by Mirant. Mirant will contribute or cause these amounts to be contributed to Mirant Mid-Atlantic. For the year ended December 31, 2001, total capital contributions received by Mirant Mid-Atlantic under this agreement totaled $25 million.

5.    Debt

     At December 31, 2001 and 2000, Mirant Americas Generation's debt was as follows (in millions):


                                                                2001        2000
                                                                ----        ----
  Senior notes:
       7.625% notes, due 2006........................         $  500     $     -
       7.20% notes, due 2008.........................            300           -
       8.30% notes, due 2011.........................            850           -
       8.50% notes, due 2021.........................            450           -
       9.125% notes, due 2031........................            400           -

  Banking arrangements:
       $1.15 billion revolver (terminated in 2001)                 -       1,150
       $250 million revolver expiring October 2004...             73         250
       $50 million revolver expiring October 2004....              -          50
       $1.02 billion credit facility (terminated in 2001)          -         945
  Unamortized debt discount........................               (6)          -
                                                             ----------  -------
         Total long-term debt........................          2,567       2,395
  Less current maturities............................              -         945
                                                             ----------   ------
         Total                                                $2,567     $ 1,450
                                                             ==========   ======

     As of December 31, 2001, Mirant Americas Generation had two credit facilities, each entered into in October 1999, a $250 million 5-year revolving credit agreement ("Credit Facility B") for capital expenditures and general corporate purposes and a $50 million 5-year revolving credit facility ("Credit Facility C") for working capital needs. The commitments under Credit Facility B and Credit Facility C remain available through October 2004. As of December 31, 2001, the outstanding borrowings under Credit Facility B were $73 million at an interest rate of 3.39%. As of December 31, 2001, there were no borrowings under Credit Facility C. Under each of the credit facilities, Mirant Americas Generation pays interest and facility/commitment fees (0.25% at December 31, 2001) in an amount determined by reference to its then existing credit rating.

     In addition to other covenants and terms, each of Mirant Americas Generation's credit facilities includes minimum debt service coverage, a maximum leverage covenant and a minimum debt service coverage test for dividends and distributions. As of December 31, 2001, there were no events of default under such credit facilities.

     In May 2001, the Company issued $1.75 billion in senior unsecured notes under Rule 144A of the Securities Act. The notes issued included $500 million of

7.625% senior notes due 2006, $850 million of 8.3% senior notes due 2011, and $400 million of 9.125% senior notes due 2031. The net proceeds from these notes were used to repay existing credit facilities and to pay breakage costs on interest rate swaps entered into in 2000 in anticipation of this debt offering. Interest on the notes is payable semiannually beginning November 1, 2001. The Company may redeem the notes, in whole or in part, at any time at a redemption price equal to 100% of the principal amount plus accrued interest, plus a make-whole premium, as defined in the note agreements. In addition, the notes contain various covenants, which, among other things, restrict the amount of additional indebtedness which may be incurred, except in certain circumstances, and impose limitations on asset sales.

     In October 2001, Mirant Americas Generation issued $750 million in senior unsecured notes under Rule 144A of the Securities Act. The notes issued included $300 million of 7.2% senior notes due 2008 and $450 million of 8.5% senior notes due 2021. The net proceeds from these notes as well as operating cash flow were used to repay a $750 million term loan, which was subsequently terminated, and to pay breakage costs on interest rate swaps entered into in 2000 in anticipation of this debt offering. Interest on the notes is payable semiannually beginning April 1, 2002. Mirant Americas Generation may redeem the notes, in whole or in part, at any time at a redemption price equal to 100% of the principal amount plus accrued interest, plus a make-whole premium, as defined in the note agreements. In addition, the notes contain various covenants, which, among other things, restrict the amount of additional indebtedness which may be incurred, except in certain circumstances, and impose limitations on asset sales. Furthermore, Mirant Americas Generation is obligated to consummate an exchange offer under an effective registration statement or cause re-sale of the notes to be registered under the Securities Act within 270 days of the issuance of these notes or the annual interest rate will increase by 0.5% per annum.

     In 2001, 2000 and 1999, the Company incurred $218 million, $109 million and $69 million, respectively, in interest costs of which $24 million, $10 million and $2 million, respectively, was capitalized and included in construction work in progress. The remaining interest was expensed during the year.

     At December 31, 2001, the annual scheduled maturities of debt during the next five years and thereafter were as follows (in millions):

            2002...........              $     -
            2003...........                    -
            2004...........                   73
            2005...........                    -
            2006...........                  500
            Thereafter.....                2,000




6.  Income Taxes

     Details of the income tax provision for the years ended December 31, 2001, 2000, and 1999 are as follows (in millions):


                                                       2001     2000    1999
                                                       ----     ----    ----

   Income tax provision:
   Current provision:
      Federal......................................   $ 114      $126    $ 5
      State........................................      20         3      0
   Deferred  (benefit) provision:
      Federal......................................    (142)      (41)    17
      State........................................     (25)       18      5
                                                    --------------------------
        Total (benefit) provision..................   $ (33)     $106    $27
                                                    ==========================

     The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases that give rise to deferred tax assets and liabilities, prior to any allowable netting of current and noncurrent assets and liabilities are as follows (in millions):

                                                             2001       2000
                                                             ----       ----
    Deferred Tax Liabilities:
    Property and intangibles basis differences           $   (87)   $  (184)
    Derivative hedging instruments............               (50)         0
    Other.....................................               (35)       (22)
                                                         --------    -------
      Total...................................           $  (172)   $  (206)
                                                         ========    =======
    Deferred Tax Assets:
    Revenues subject to refund................           $    99    $    63
    Other.....................................                22         46
                                                         ----------- ----------
      Total...................................               121        109
                                                         --------    --------
      Net deferred tax liabilities............           $   (51)   $   (97)
                                                         ========    ========

     Deferred tax assets and liabilities are recorded by their current and noncurrent classification on the accompanying 2001 consolidated balance sheet, with $4 million of deferred tax assets included in other noncurrent assets.

     A reconciliation of the Company's federal statutory income tax rate to the effective income tax rate for the years ended December 31, 2001, 2000, and 1999, is as follows:

                                                                                     2001     2000     1999
                                                                                     ----     ----     ----

   Statutory federal income tax rate............................................     35.0%    35.0%    35.0%
   State income tax, net of federal benefit.....................................      5.2      5.2      4.4
   Reversal of deferred taxes upon conversion to LLC............................    (51.5)       -        -
   Tax effect of net income of LLCs not subject federal and state tax...........     (3.8)       -        -
   Amortization of nondeductible goodwill.......................................      4.1        -        -
   Other........................................................................      0.5        -      0.3
                                                                                 -----------------------------

   Effective income tax rate....................................................   (10.5)%    40.2%    39.7%
                                                                                 =============================

     During 2001, Mirant Americas Generation, LLC and one of its wholly owned subsidiaries changed their form of organization from corporations to limited liability companies. As a result of these changes in organizational structure, Mirant Americas Generation recognized approximately $162 million in tax benefit related to the reversal of deferred tax expenses, which had previously been recognized, for which the Company will no longer be directly obligated in accordance with SFAS No.109. This benefit is reflected in the provision for income taxes on the accompanying consolidated statement of income for the year ended December 31, 2001. Furthermore, in connection with the change in form of organization, Mirant Americas Generation eliminated approximately $47 million in deferred tax effects, related to derivative hedging instruments.

     The Company and the other subsidiaries of Mirant will file a consolidated federal income tax return with Southern Company ("Southern"), the former parent of Mirant, for a portion of 2001, and has filed an income tax return with Southern for all of 2000 and 1999. Under the joint income tax agreement with Southern, each entity's current and deferred tax expense is computed on a stand-alone basis. Under this agreement, the Company made tax payments to Southern in excess of refunds received of approximately $47 million, $60 million, $11 million during 2001, 2000 and 1999, respectively. For the remaining portion of 2001, the Company will file a consolidated income tax return with other subsidiaries of Mirant. The Company made tax payments to Mirant in excess of refunds received of approximately $152 million during 2001.

7.    Financial Instruments

Derivative Hedging Instruments

     Mirant Americas Generation uses derivative instruments to manage exposures arising in connection with commodity prices and interest rates. Mirant Americas Generation's objectives for holding derivatives are to minimize risks using the most effective methods to eliminate or reduce the impacts of these exposures.

     Derivative gains and losses arising from cash flow hedges that are included in OCI are reclassified into earnings in the same period as the settlement of the underlying transaction. During 2001, $152 million of net pre-tax derivative gains were reclassified to operating income and $9 million of pre-tax losses were reclassified to interest expense. The derivative gains and losses reclassified to earnings, combined with the settlement of the underlying physical transactions together represent the Company's net commodity revenues and costs. Under SFAS No. 133, transactions may meet the requirements for hedge treatment, but may be less than 100% effective. For example, a derivative instrument specifying one location may be used to hedge a risk at a nearby, but different, geographic location. The price differential between the two locations is considered the ineffective portion of the hedge. Any changes in the fair value of the ineffective portion must be recorded currently in earnings. During 2001, $5 million of pre-tax gains arising from hedge ineffectiveness were recognized in other expense, net. At December 31, 2001, the maximum term over which the Company is hedging exposures to the variability of cash flows is through 2010.

Commodity Price Hedging

     Mirant Americas Generation enters into commodity financial instruments in order to hedge market risk and exposure to electricity and to natural gas, coal and other fuels utilized by its generation assets. These financial instruments primarily include forwards, futures and swaps. Where these derivatives are designated as cash flow hedges the gains and losses are recognized in earnings in the same period as the settlement of the underlying physical transaction.

     At December 31, 2001, Mirant Americas Generation had a net derivative hedging asset of approximately $89 million. The fair value of its commodity financial instruments is determined using various factors, including closing exchange or over-the-counter market price quotations, time value and volatility factors underlying options and contractual commitments.

     At December 31, 2001, Mirant Americas Generation had contracts that related to periods through 2010. The net notional amount, or net open position, of the commodity price management assets and liabilities at December 31, 2001 was 0.6 million equivalent megawatt-hours. The notional amount is indicative only of the volume of activity and not of the amount exchanged by the parties to the financial instruments. Consequently, these amounts are not a measure of market risk.

Interest Rate Hedging

     Mirant Americas Generation's policy is to manage interest expense using a combination of fixed- and variable-rate debt. To manage this mix in a cost-efficient manner, Mirant Americas Generation has entered into interest rate swaps in which it agrees to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to agreed-upon notional amounts. These swaps are designated to hedge underlying debt obligations. For qualifying hedges, the changes in the fair value of gains and losses of the swaps are deferred in OCI, net of tax, and the interest rate differential is reclassified from OCI to interest expense as an adjustment over the life of the swaps. Gains and losses resulting from the termination of qualifying hedges prior to their stated maturities are recognized ratably over the remaining life of the hedged instruments. At December 31, 2001, the Company was not a party to any interest rate swaps.

Risk Management Activities

     Certain financial instruments that Mirant Americas Generation uses to manage risk exposure to energy prices do not meet the hedge criteria under SFAS No. 133. Therefore, the fair value of these financial instruments are included in risk management assets and liabilities in the accompanying consolidated balance sheet at December 31, 2001.

     At December 31, 2001, the Company had contracts that related to periods through 2010. The net notional amount, or net open position, of the risk management assets and liabilities at December 31, 2001 was approximately 0.9 million equivalent megawatt-hours. The net notional amount is indicative only of the volume of activity and not of the amount exchanged by the parties to the financial instruments. Consequently, these amounts are not a measure of market risk.

    The fair values and average values of Mirant Americas Generation's risk management assets and liabilities as of December 31, 2001 are included in the following table (in millions). The average values are based on a quarterly average for 2001.


                                             Risk Management Assets       Risk Management Liabilities
                                          -------------------------------- ----------------------------
                                              Average        Value at        Average      Value at
                                               Value         December 31,     Value       December 31,
                                                                2001                         2001
                                          --------------- ---------------- ----------- ----------------
Energy commodity instruments:
Electricity............................       $    43         $   38          $  19         $    8
Natural gas............................           122             94            180            138
Oil....................................            16              1             17              3
Other..................................             2              -              3              1
                                           --------------- ---------------- ----------- ----------------
  Total................................         $ 183         $  133          $ 219         $  150
                                           =============== ================ =========== ===============

Fair Values

     SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires the disclosure of the fair value of all financial instruments. Financial instruments recorded at market or fair value include receivables, payables, financial instruments used for risk management purposes and variable-rate debt. The market values of such items are not materially sensitive to shifts in market interest rates because of the limited term to maturity of many of these instruments or their variable interest rates. The fair value of Mirant Americas Generation's senior long-term debt was estimated based on market quotes. As of December 31, 2001, the Company's senior long-term debt, net of discount, had a carrying or notional value of $2,494 million and an estimated fair value of approximately $2,208 million. The fair value of Mirant Americas Generation's long-term notes receivable from affiliates was estimated using discounted cash flow analysis based on current market interest rates for similar types of borrowing arrangements. As of December 31, 2001, the Company's long-term notes receivables from affiliates had a carrying or notional value of $223 million and an estimated fair value of approximately $227 million. At December 31, 2000, the Company long-term notes receivables from affiliates had a carrying value, which approximated its estimated fair value, or $223 million.

 8.    Commitments and Contingent Matters

Litigation

Reliability-Must-Run Agreements: Mirant Americas Generation's subsidiaries acquired generation assets from Pacific Gas and Electric Company ("Pacific Gas and Electric") in April 1999, subject to reliability-must-run ("RMR") agreements. These agreements allow the California Independent System Operator

("CAISO"), under certain conditions, to require certain of Mirant Americas Generation's subsidiaries to run the acquired generation assets in order to support the reliability of the California electric transmission system. Mirant Americas Generation assumed these agreements from Pacific Gas and Electric prior to the outcome of a Federal Energy Regulatory Commission ("FERC") proceeding initiated in October 1997 that will determine the percentage of a $158.8 million annual fixed revenue requirement to be paid to Mirant Americas Generation by the CAISO under the RMR agreements. This revenue requirement was negotiated as part of a prior settlement of a FERC rate proceeding. Mirant Americas Generation contends that the amount paid by the CAISO should reflect an allocation based on the CAISO's right to call on the units (as defined by the RMR agreements) and the CAISO's actual calls. This approach would result in annual payments by the CAISO of approximately $120 million, or 75% of the settled fixed revenue requirement. The decision in this case will affect the amount the CAISO will pay to Mirant Americas Generation for the period from June 1, 1999 through the final disposition of the appeal. On June 7, 2000, the administrative law judge ("ALJ") presiding over the proceeding issued an initial decision in which responsibility for payment of approximately 3% of the revenue requirement was allocated to the CAISO. On July 7, 2000, Mirant Americas Generation appealed the ALJ's decision to the FERC.

     If Mirant Americas Generation is unsuccessful in its appeal of the ALJ's decision, it will be required to refund certain amounts of the revenue requirement paid by the CAISO for the period from June 1, 1999 until the final disposition of the appeal. The amount of this refund as of December 31, 2001 would have been approximately $219 million; however, there would have been no effect on net income for the periods under review as adequate reserves have been recorded. This amount does not include interest that may be payable in the event of a refund.If Mirant Americas Generation is unsuccessful in its appeal, Mirant Americas Generation plans to pursue other options available under the RMR agreements to mitigate the impact of the ALJ's decision upon its future operations. The outcome of this appeal is uncertain, and Mirant Americas Generation cannot provide assurance that it will be successful.

Defaults by SCE and Pacific Gas and Electric and  Bankruptcy  of Pacific Gas and
Electric: On January 16 and 17, 2001, Southern California Edison ("SCE") and Pacific Gas and Electric's credit and debt ratings were lowered by Moody's and Standard & Poor's ("S&P") to "non-investment grade" status. On January 16, 2001, SCE indicated that it would suspend indefinitely certain obligations including a $215 million payment due to the California Power Exchange Corporation ("PX") and a $151 million payment due to a qualifying facility. On April 6, 2001, Pacific Gas and Electric filed a voluntary petition under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of California in San Francisco. It is not known at this time what effect the bankruptcy filing will have on the ultimate recovery of amounts owed to Mirant Americas Generation. On September 20, 2001, Pacific Gas and Electric filed a proposed plan of reorganization. Under the terms of the proposed plan, unsecured creditors such as Mirant Americas Generation would receive 60% of the amounts owed upon approval of the plan. The remaining 40% would be paid in negotiable debt with terms from 10 to 30 years.

California PX Bankruptcy: On March 9, 2001, the California PX filed for bankruptcy. Mirant Americas Energy Marketing has been named to the participants' committee. The PX's ability to repay its debt is directly dependent on the extent that it receives payments from Pacific Gas and Electric and SCE and on the outcome of its litigation with the California state government. As of December 31, 2001, the total amount owed to Mirant Americas Generation by the CAISO and the PX was $311 million. The total amount of provisions made during 2000 and 2001 in relation to uncertainties in the California power market was $229 million pre-tax. It is uncertain what effect the PX's bankruptcy will have on the receivables owed to the Company.

DWR Power Purchases: On January 17, 2001, the Governor of California issued an emergency proclamation giving the DWR authority to enter into arrangements to purchase power in order to mitigate the effects of electrical shortages in the state. The DWR began purchasing power under that authority the next day. On February 1, 2001, the Governor of California signed Assembly Bill No. 1X authorizing the DWR to purchase power in the wholesale markets to supply retail consumers in California on a long-term basis. The Bill became effective immediately upon its execution by the Governor. The Bill did not, however, address the payment of amounts owed for power previously supplied to the CAISO or PX for purchase by SCE and Pacific Gas and Electric. The CAISO and PX have not paid the full amounts owed to Mirant Americas Generation's subsidiaries for power delivered to the CAISO and PX in prior months and are expected to pay less than the full amount owed on further obligations coming due in the future for power provided to the CAISO for sales that were not arranged by the DWR. The ability of the DWR to make future payments is subject to the DWR having a continued source of funding, whether from legislative or other emergency appropriations, from a bond issuance or from amounts collected from SCE and Pacific Gas and Electric for deliveries to their customers. On May 24, 2001, Mirant entered into a 19-month agreement with the DWR to provide the State of California with approximately 500 MW of electricity. The contract runs from June 1, 2001 to December 31, 2002.

California Rate Payer Litigation: Six lawsuits have been filed and coordinated in the Superior Courts for San Diego County alleging that certain owners of electric generation facilities in California and energy marketers, including Mirant, Mirant Americas Energy Marketing and two wholly owned subsidiaries of the Company , engaged in various unlawful and anti-competitive acts that served to manipulate wholesale power markets and inflate wholesale electricity prices in California. Three of the suits seek class action status, while two of the suits are brought on behalf of all citizens of California. One lawsuit alleges that, as a result of the defendants' conduct, customers paid approximately $4 billion more for electricity than they otherwise would have and seeks an award of treble damages, as well as other injunctive and equitable relief. One lawsuit also names certain of Mirant's officers individually as defendants and alleges that the state had to spend more than $6 billion purchasing electricity and that if an injunction is not issued, the state will be required to spend more than $150 million per day purchasing electricity. The other suits likewise seek treble damages and equitable relief. One such suit names Mirant Corporation itself as a defendant. The final outcome of these lawsuits cannot now be determined.

Western Power Markets Investigations: The California Public Utilities Commission ("CPUC"), the California Senate, the San Joaquin District Attorney and the Attorney General's offices of Washington, Oregon and California have each launched civil and criminal investigations into the California energy markets that have resulted in the issuance of subpoenas of several of Mirant's entities. In addition, the CPUC has had personnel onsite on a periodic basis at Mirant Americas Generation's California generating facilities since December 2000. The California Attorney General issued its subpoena to Mirant in February 2001 under the following caption: "In the Matter of the Investigation of Possibly Unlawful, Unfair, or Anti-Competitive Behavior Affecting Electricity Prices in California." Each of these subpoenas, as well as the plant visits, could impose significant compliance costs on Mirant or its subsidiaries. Also on April 18, 2001, the Attorney General filed suit against the Company in the San Francisco Superior Court seeking to compel it to produce documents in the investigation. With respect to both the CPUC and the California Attorney General's office, there is ongoing litigation between Mirant Americas Generation and these agencies regarding the scope of the subpoenas and the confidentiality of the Company's documents. Despite the various measures taken to protect the confidentiality of sensitive information provided to these agencies, there remains a risk of governmental disclosure of the confidential, proprietary and trade secret information obtained by these agencies throughout this process.

State Line: On July 28, 1998, an explosion occurred at the Company's State Line plant causing a fire and substantial damage to the plant. The precise cause of the explosion and fire has not been determined. Thus far, seven personal injury lawsuits have been filed against Mirant Americas Generation, five of which were filed in Cook County, Illinois. Mirant Americas Generation filed a motion to dismiss the five Cook County cases in 1998 for lack of "in personam" jurisdiction and is in the process of appealing the denial of these motions. The outcome of these proceedings cannot now be determined and an estimated range of loss cannot be made; however, the Company has significant insurance coverage for losses occurring as a result of the explosion.

Enron Bankruptcy Proceedings: On December 2, 2001, Enron Corporation ("Enron"), along with several of its subsidiaries, filed for bankruptcy. As of December 31, 2001, the total amount owed to Mirant Americas Generation by Enron was approximately $48 million. Mirant Americas Generation has included this amount owed in other noncurrent assets on the accompanying consolidated balance sheet as of December 31, 2001, net of a provision for uncollectibles related to these amounts owed of $43 million. Based on this reserve, the Company does not expect the outcome of the bankruptcy proceeding to have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

California Price Mitigation and Refund Proceeding: On June 19, 2001, the FERC issued an order that provides for price mitigation in all hours in which power reserves fall below 7 percent. During these emergency hours, the FERC will use a formula based on the marginal costs of the highest cost generator called on to run to determine the overall market clearing price. This price mitigation includes all spot market sales in markets throughout the Western System Coordinating Council. This price mitigation was implemented on June 20, 2001, and will extend until September 30, 2002. The FERC requires that all public and non-public utilities which own or control non-hydroelectric generation in California must offer power in the CAISO's spot markets, to the extent the output is not scheduled for delivery in the hour. Mirant Americas Generation cannot predict how the FERC will rule on any future requests/justifications for prices higher than the mitigated price during future months.

    On July 25, 2001, the FERC issued an order requiring hearings to determine the amount of any refunds and amounts owed for sales made to the CAISO/PX from October 1, 2000 through June 20, 2001. Hearings are scheduled to be held in March 2002 and June 2002. In the July 25 order, the FERC also ordered that a preliminary evidentiary proceeding be held to develop a factual record on whether there have been unjust and unreasonable charges for spot market bilateral sales in the Pacific Northwest from December 25, 2000 through June 20, 2001. In the proceeding, the DWR filed to recover certain refunds from parties, including a Mirant subsidiary, for bilateral sales of electricity to the DWR at the California/Oregon border, claiming that such sales took place in the Pacific Northwest. A FERC ALJ recently concluded a preliminary evidentiary hearing related to possible refunds for power sales in the Pacific Northwest. In a preliminary ruling issued September 24, 2001, the ALJ indicated that she would order no refunds because the complainants had failed to prove any exercise of market power or that any prices were unjust or unreasonable. The FERC may accept or reject this preliminary ruling and the FERC's decision may itself be appealed. Mirant Americas Generation cannot predict the outcome of this proceeding. If the Company were required to refund such amounts, its subsidiaries would be required to refund amounts previously received pursuant to sales made on their behalf. In addition, Mirant Americas Generation's subsidiaries would be owed amounts for purchases made on their behalf from other sellers in the Pacific Northwest.

Environmental Information Requests: Along with several other electric generators which own facilities in New York, in October 1999 Mirant New York received an information request from the state of New York concerning the air quality control implications of various repairs and maintenance activities of Mirant New York at its Lovett facility. Mirant New York responded fully to this request and provided all of the information requested by the state. The state of New York issued notices of violation to some of the utilities being investigated. The state issued a notice of violation to the previous owner of Plant Lovett, Orange and Rockland Utilities, alleging violations associated with the operation of Plant Lovett prior to the acquisition of the plant by Mirant New York. To date, Mirant New York has not received a notice of violation. Mirant New York disagrees with the allegations of violations in the notice of violation issued to the previous owner. The notice of violation does not specify corrective actions which the state of New York may require. Under the sales agreement with Orange and Rockland Utilities for Plant Lovett, Orange and Rockland Utilities is responsible for fines and penalties arising from historical operations, but Mirant New York may be responsible for the cost of purchasing and installing emission control equipment, the cost of which may be material. Mirant New York is engaged in discussions with the state to explore a resolution of this matter.

     In January 2001, the U.S. Environmental Protection Agency (the "EPA"), issued a request to Mirant Mid-Atlantic for information under the Clean Air Act concerning the air permitting implications of past repair and maintenance activities at its Chalk Point, Dickerson and Morgantown plants in Maryland. Mirant Mid-Atlantic has responded fully to this request.

     The Company cannot provide assurance that lawsuits or other administrative actions against its power plants will not be filed or taken in the future. If an action is filed against the Company or its power plants and it is judged to not be in compliance, this could require substantial expenditures to bring the Company's power plants into compliance and have a material adverse effect on its financial condition, cash flows and results of operations.

     Asbestos Cases: On December 19, 2000, Mirant, through its subsidiaries and together with lessors in a lease transaction, purchased from PEPCO four electric generation facilities in the Washington D.C. area. As a part of the purchase, and with certain qualifications, Mirant agreed to indemnify PEPCO, for certain liabilities arising in lawsuits filed after December 19, 2000, even if they relate to incidents occurring prior to that date. Since the acquisition, PEPCO has notified Mirant of approximately 30 asbestos cases, distributed among three Maryland jurisdictions (Prince George's County, Baltimore city and Baltimore County), as to which it claims a right of indemnity. In each of these claims, PEPCO's liability is primarily grounded on the theory of premises liability. Each plaintiff seeks a multi-million dollar award. It is expected that additional such lawsuits will be filed in the future, however, the number of such additional lawsuits cannot now be determined. Mirant Americas Generation believes that substantial defenses to liability exist and that, even if found liable, plaintiffs' damages claims are greatly exaggerated. Based on information and relevant circumstances known at this time, Mirant Americas Generation does not believe these suits will have a material adverse effect on its financial position. An unfavorable decision, however, could have a material adverse effect on results of operations in the particular year in which a decision is rendered.

PEPCO Litigation: On October 25, 2001, the Company entered into a settlement with PEPCO which finalized a number of closing adjustments in connection with the asset acquisition completed in December 2000. The settlement included resolution of the civil action filed by PEPCO against Mirant on August 2, 2001 in the U.S. District Court for the District of Columbia. As a result of the settlement the Company made a net cash payment to PEPCO of $26 million.

     In addition to the matters discussed above, Mirant Americas Generation is party to legal proceedings arising in the ordinary course of business. In the opinion of management, the disposition of these matters will not have a material adverse impact on the Company's consolidated results of operations, cash flows or financial position. The Company books estimated losses from contingencies when information available indicates that a loss is probable in accordance with SFAS No. 5, "Accounting for Contingencies."

Maryland Property Tax Proposal

     The Maryland General Assembly is considering legislation proposed by the Governor that could double personal property taxes paid by power plants in the state. Under the proposal, Mirant Mid-Atlantic's personal property tax in Maryland could increase from approximately $30 million to a total of approximately $60 million. The tax increase would be applicable for the fiscal year beginning July 1, 2002. The proposal is currently being discussed and the ultimate outcome is uncertain. The General Assembly is scheduled to approve a budget by April 1, 2002; adjournment is set for April 8, 2002.

Power Marketing and Fuel Supply Agreements

     The Company, through its subsidiaries, is a party to four separate power marketing and fuel purchase arrangements with Mirant Americas Energy Marketing. Mirant Americas Energy Marketing is responsible for marketing and scheduling the majority of the capacity from the Company's Mid-Atlantic, New York, California and New England facilities. Mirant Americas Energy Marketing has no minimum purchase requirements under these agreements. Additionally, the Company has entered into a fuel supply agreement with an independent third party to provide a minimum of 90% of the coal burned at one of the New York facilities through 2007. The Company has entered into a related transportation agreement for that coal through March of 2004. Substantially all of the Company's fuel requirements are fulfilled through these five agreements.

     This supplier and customer concentration could adversely affect the Company's financial position or results of operations should these parties default under the provisions of the agreements.

Construction Related Commitments

     The Company has entered into various turbine and other construction related commitments related to brownfield developments at its various generation facility sites. At December 31, 2001, these construction related commitments totaled approximately $395 million.

Long-Term Service Agreements

     The Company has entered into long-term service agreements for the maintenance and repair of certain of its combustion-turbines for combine-cycle generating plants which are in effect through 2012. As of December 31, 2001, the total estimated commitment under all these agreements was approximately $62 million.

Fuel Commitments

     Mirant  Americas   Generation  has  commitments  under  fuel  purchase  and
transportation agreements totaling $121 million at December 31, 2001. These agreements will continue to be in effect through 2007.

Operating Leases

     The Company has commitments under operating leases with various terms and expiration dates. Expenses associated with these commitments totaled approximately $100 million, and $4 million during the years ended December 31, 2001 and 2000 and were insignificant during the year ended December 31, 1999.

     On December 19, 2000, in conjunction with the purchase of the PEPCO assets, Mirant Americas Generation through Mirant Mid-Atlantic entered into a lease transaction for $1.5 billion relating to the Dickerson and the Morgantown baseload units and associated property. The term of each operating lease varies between 28.5 and 33.75 years. The total minimum lease payments for the remaining life of the leases as of December 31, 2001 are approximately $2.9 billion.

     The lease  agreements  contain some  restrictive  covenants  that  restrict
Mirant Mid-Atlantic's ability to, among other things, make dividend distributions, incur more than $100 million indebtedness or sublease the facilities unless the Company satisfies various conditions. Mirant Mid-Atlantic does have an option to renew the lease for a period that would cover up to 75% of the economic useful life of the facility, as measured near the end of the lease term. However, the extended term of the lease will always be less than 75% of the revised economic useful life of the facility. Mirant Mid-Atlantic has the right to request the lessor to refinance the lease debt. The refinancing request is subject to meeting numerous conditions, including among other requirements that the refinancing not have a material adverse effect on the lessor. If the refinancing is consummated, the lessor will bear the cost of the refinancing. Upon the event of default by Mirant Mid-Atlantic, the lessors may require a termination value payment as defined in the agreements.

     Mirant Americas Generation has the following annual amounts committed for long-term service agreements, fuel and transportation commitments and operating leases (in millions):


                                Long-Term       Fuel and
      Fiscal Year Ended:         Service      Transportation  Operating
                                Agreements     Commitments      Leases
                               ------------  ---------------  ----------
      2002....................    $ 10            $  19        $   173
      2003....................      10               19            154
      2004....................      10               20            124
      2005....................       8               20            119
      2006....................       3               20            108
      Thereafter..............      21               23          2,268
                               -------------  ------------    -----------
        Total minimum payments    $ 62            $ 121        $ 2,946
                               ============   ============    ===========

Labor Subject to Collective Bargaining Agreements

     At its Midwest business unit, Mirant Americas Generation has a labor contract with the United Steel Workers that extends to January 1, 2004 and involves 91 employees at the State Line facility in Indiana. These union employees represent approximately 75% of the facilities' total personnel.

     At its Mid-Atlantic facilities located in Washington D.C., Maryland and Virginia, Mirant Americas Generation has a labor contract with the International Brotherhood of Electrical Workers that covers approximately 680 employees, or 70% of Mirant's Mid-Atlantic facilities total personnel. The term of the Agreement extends to May 31, 2003 and continues for succeeding periods of 12 calendar months each, unless either party, prior to April 1, 2003, or April 1 of any year thereafter, serves written notice of its desire to amend and/or terminate the Agreement as of the following June 1.

     Mirant California has a labor contract with the International Brotherhood of Electrical Workers that extends to October 2004. This contract covers approximately 157 employees, or 75% of Mirant's California total personnel.

     Mirant New York has a labor contract with the International Brotherhood of Electrical Workers that extends to June 2003 and involves approximately 165 employees, or 70% of Mirant's New York total personnel.

     Mirant Kendall, located in Cambridge, MA, has extended its contract with the Utilities Workers' Union of America to March 2003. Mirant Canal, located in Sandwich, MA has a labor contract with the Utilities Workers' Union of America that expires on May 31, 2006. These contracts involve approximately 77% and 61% of each facility's employees, respectively.

Uncertainties Related to Contract Sales

     Certain of the Company's significant power generation facilities are engaged in either Power Purchase Agreements or energy conversion agreements with one or a limited number of entities for a portion of, and in one instance, all of the relevant facility's output over the life of the Power Contract. If the Power Contracts were modified or terminated, the Company may be adversely affected.

9.    Business Developments

Commercial Insurance: The worldwide commercial insurance industry has steadily contracted since mid-year 2000 making property and business interruption insurance coverage less available and more expensive. The September 11, 2001 attacks on the World Trade Center and Pentagon have further weakened the markets' condition. Mirant Americas Generation's deductibles for property insurance have increased from an average of $750,000 per occurrence to $5 million per occurrence, and business interruption deductibles will increase from an average of 45 days per occurrence to 60 days per occurrence. Mirant Americas Generation's maximum exposure for catastrophic events has increased from $10 million to as high as $35 million depending on the values at the site affected. The limits available for such insurance, excluding terrorism and sabotage, have also been reduced but still exceed several hundred million dollars per occurrence. This change in Mirant Americas Generation's insurance took effect on the November 1, 2001 renewal date.

    The availability of terrorism and sabotage insurance is also significantly reduced due to the September 11, 2001 attacks. In response, Mirant Americas Generation has a new program for physical damage and business interruption arising from terrorism or sabotage events. The program provides for worldwide coverage limited to $100 million with deductibles of $5 million for physical damage and 60 days for business interruption.

Acquisition of Generating Business of PEPCO: In December 2000, Mirant, through its subsidiaries and together with lessors in a lease transaction, closed the asset purchase of PEPCO's generation assets in Maryland and Virginia. The net purchase price paid for these acquisitions was approximately $2.74 billion, which includes working capital and capital expenditures of approximately $100 million and approximately $1,500 million provided by a leveraged lease transaction. As part of the acquisition, Mirant assumed net liabilities, primarily transition power agreements and obligations under power purchase agreements. The acquisition was accounted for as a purchase business combination in accordance with APB Opinion No. 16. The final purchase price allocation with respect to Mirant Americas Generation is as follows (in millions):

  Current assets.................................            $     43
  Property, plant and equipment..................               1,014
  Goodwill and other intangibles.................               1,487
  Deferred tax liability resulting from acquisition              (164)
  Liabilities assumed............................                 (14)
                                                             ---------
      Total purchase price.......................            $  2,366
                                                             =========

    The acquired assets consist primarily of four generating stations, Morgantown, Chalk Point, Dickerson and Potomac River, which provide approximately 5,256 MW of capacity, of which approximately $383 million of the tangible assets related to the Mirant Peaker and Mirant Potomac River assets are owned directly by Mirant. Immediately upon completion of the purchase, Mirant Mid-Atlantic entered into a $1.5 billion long-term leveraged lease transaction with respect to two of the purchased generating facilities. In addition to the electric generating stations, Mirant Americas Generation, through its subsidiaries, acquired three separate coal ash storage facilities, a 51.5-mile oil pipeline and an engineering and maintenance service facility and related assets.

Mirant New York: On June 30, 1999, the Company, through certain of its wholly owned subsidiaries (collectively referred to as Mirant New York), acquired the generating asset business in the state of New York with a total capacity of 1,659 MW, from Orange & Rockland Utilities, Inc. and Consolidated Edison Company of New York for a net purchase price of approximately $476 million, plus an additional $17 million to cover the market value of existing inventories.

Mirant California: On April 16, 1999, the Company, through Mirant California, acquired various generating assets in California with a total capacity of 2,942 MW from Pacific Gas and Electric Company for $801 million plus $39 million for fuel inventory, capital expenditures and property taxes.

Mirant Texas: Units 1 and 2 of the Company's 308 MW gas-fired peaking-load power plant located in Texas became operational in June 2000. Unit 3, representing an additional 237 MW of gas-fired baseload capacity became operational in June 2001.

Mirant   Wisconsin:   The  Company's  309  MW  natural  gas  or  fuel  oil-fired peaking-load power plant located in Wisconsin became operational in May 2000.

10.    Subsequent Events

Adoption of New Accounting Standards

     Mirant Americas Generation adoption of SFAS No. 144 effective January 1, 2002 did not have a material impact on its consolidated financial statements.

Contribution of Mirant New England, LLC to Mirant Americas Generation

     Effective, January 1, 2002, Mirant Americas transferred its ownership interest in Mirant New England, LLC (a wholly owned subsidiary of Mirant
Americas) to Mirant Americas Generation. The transfer was accounted for as a noncash capital contribution of approximately $276 million to Mirant Americas Generation in 2002.

Western Power Markets

Western Power Market  Investigations:  In January 2002, the California  Attorney
General's office reportedly stated that it found no evidence of criminal wrongdoing in connection with its Western Power Markets Investigation (Note 8), but that it was planning to file civil suits against the energy generators for unfair trade practices.

California Price Mitigation and Refund Proceeding: On February 13, 2002, the FERC directed its staff to undertake a fact-finding investigation into whether any entity manipulated short-term prices in electric energy or natural gas markets in the Western power market or otherwise exercised undue influence over wholesale prices in the West, for the period January 1, 2000, forward. Mirant cannot predict the outcome of this proceeding. Information from this investigation could be used in any existing or future complaints before the FERC involving long-term power sales contracts relevant to the matters being investigated.

New York Property Tax

     On January 29, 2002, Mirant New York won a favorable judgement against the Town of Haverstraw, New York and the Haverstraw Stoney Point School District with regards to the Town's and School District's failure to perform under a previously agreed to property tax agreement. Under the terms of the judgement, Mirant New York is entitled to receive approximately $32 million from the Town and the School District related to over assessed property taxes. The judgement has been appealed by both the Town and the School District. The Company believes it will ultimately prevail in this matter, however, due to the uncertainty related to the ultimate outcome of this matter, the Company has not reflected the potential gain in the accompanying consolidated financial statements.

Capital Contribution of Notes Payable to Affiliate

     In February 2002, Mirant Americas made capital contributions of notes payable by certain operating subsidiaries of the Company in the aggregate amount of $213 million (the balance was $187 million at December 31, 2001) to the Company and in turn, made subsequent capital contributions to the borrowing operating subsidiaries of respective notes payable by such operating subsidiaries. These capital contributions will be reflected in the 2002 consolidated financial statements and will increase the Company's equity.

Sale of State Line (Unaudited)

     In February 2002, the Company announced it had entered into an agreement to sell its State Line generating facility to Dominion Resources for approximately $182 million. The sale is expected to close in the second quarter of 2002 and is not expected to have a material effect on the Company's results of operations.

Western Power Markets (Unaudited)

     On February 25, 2002, the CPUC and the California Electricity Oversight Board ("EOB") filed separate complaints at FERC against certain sellers of energy under long-term agreements with the California DWR, including Mirant Americas Generation, alleging that the terms of these contracts are unjust and unreasonable and that the contracts should be abrogated or the prices under the contracts should be reduced. In particular, the EOB claims that the contracts should be voidable at the option of the State of California. The complaints allege that the DWR was basically forced to enter into these long-term contracts due to dysfunctions in the California market and the alleged market power of the sellers. The outcome of this proceeding cannot now be determined and any potential losses cannot now be determined. The Company's contract with the DWR runs through December 31, 2002.

     On March 1, 2002, SCE paid approximately $870 million to the California PX in satisfaction of all claims of or through the California PX and the CAISO through approximately January 18, 2001. No payment is expected to be made to creditors of the California PX or CAISO until the bankruptcy judge orders such payment. Mirant Americas Generation cannot now determine the timing of such payment or the extent to which such payment would satisfy its claims.

Restructuring Charge (Unaudited)

     In January 2002, Mirant announced a strategic business plan change designed to reduce capital spending and operating expenses. The plan outline includes the cancellation of turbine purchases orders, reduced capital spending, severing employees and the potential sale of generation facilities. At this time, the Company cannot assess what impact Mirant's plan will have on the Company's financial statements.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on this 11th day of March, 2002.
..

                                    MIRANT AMERICAS GENERATION, LLC





                                    By  /s/   Stephen G. Gillis
                                       -----------------------------------------
                                         Vice President and Controller
                                         (Principal Accounting Officer)